UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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CYMER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYMER, INC.

17075 THORNMINT COURT

SAN DIEGO, CALIFORNIA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cymer, Inc., a Nevada corporation, which will be held on Thursday, May 20, 2010 at 10:00 a.m. local time at our offices at 17075 Thornmint Court, San Diego, California 92127 for the following purposes:

1.	To elect Charles J. Abbe, Robert P. Akins, Edward H. Braun, Michael R. Gaulke, William G. Oldham, Eric M. Ruttenberg, Peter J. Simone, Young K. Sohn and Jon D. Tompkins as directors to serve until the 2011 Annual Meeting of Stockholders.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. This method of access facilitates getting the necessary information to stockholders while reducing the costs associated with printing and mailing proxy materials as well as reducing the environmental impact associated with our Annual Meeting. On April 9, 2010, we mailed to our stockholders a Notice containing instructions on how to access our 2010 Proxy Statement and Annual Report and vote online. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Only stockholders of record at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares in order to ensure your representation at the meeting. Promptly vote your shares by telephone, via the Internet, or by signing, dating, and returning the proxy card. If you are receiving these proxy materials by mail, an addressed return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to vote by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

Paul B. Bowman
Secretary

San Diego, California

April 9, 2010

PROXY STATEMENT

CYMER, INC.

17075 THORNMINT COURT

SAN DIEGO, CALIFORNIA 92127

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the Internet, or, upon your request, delivered printed versions of these materials to you by mail, in connection with our Board of Directors’ solicitation of your proxy vote for use at our Annual Meeting of Stockholders to be held on May 20, 2010. We request that you cast your vote on each of the proposals described in this Proxy Statement. You are invited to attend the Annual Meeting, but you do not need to attend the meeting in person to vote your shares.

If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card or vote by proxy over the telephone or the Internet as instructed below. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy on the Internet.

We intend to mail a printed copy of this Proxy Statement and proxy card to our stockholders who have requested them on or about April 9, 2010. All other stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we intend to mail on or about April 9, 2010.

What items will be voted on at the Annual Meeting?

There are two matters scheduled for a vote:

•

Election of Charles J. Abbe, Robert P. Akins, Edward H. Braun, Michael R. Gaulke, William G. Oldham, Eric M. Ruttenberg, Peter J. Simone, Young K. Sohn and Jon D. Tompkins as directors to serve until the 2011 Annual Meeting of Stockholders;

•	Ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Who can vote at the Annual Meeting?

If you owned our common stock at the close of business on March 22, 2010 (the “Record Date”), then you will be entitled to attend and vote at the Annual Meeting. On the Record Date, we had 30,079,788 shares of our common stock outstanding.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least 15,039,895 shares, a majority of the shares outstanding on the Record Date, are represented at the meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we provide stockholders access to our proxy materials via the Internet. On or about April 9, 2010, we are sending a Notice to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice. Stockholders may request to receive a full set of printed proxy materials by mail. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 20, 2010. To receive a full set of printed proxy materials by mail, you must request them in accordance with the instructions in the Notice.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and (with respect to proposals other than the election of directors) “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present. However, an abstention or broker non-vote will not constitute a vote cast and, accordingly, will not be counted in the vote total for any proposal.

If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors in Proposal 1, you may vote “FOR” all nine of the nominees named herein, or you may withhold your vote from any nominee that you specify or all nine nominees. The nine nominees receiving the most “FOR” votes among votes properly cast will be elected. Only the nine nominees named herein have been properly nominated for election as directors.

•

You may vote “FOR” or “AGAINST” Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010, or you may “ABSTAIN” from voting on this proposal. To be approved, the number of votes “FOR” the proposal must exceed the number of votes “AGAINST” the proposal.

If you “ABSTAIN” from voting on Proposal 2, your shares will not be counted towards the vote total for that proposal.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of our common stock that you owned on the Record Date. In the election of directors, you may cast that vote “FOR” all of the nine nominees named herein, or you may withhold your vote from any nominee or all of the nominees.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record: If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name: If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares held in your account. You are also invited to attend the Annual Meeting.

If I am a stockholder of record of Cymer shares, how do I vote?

If you are the stockholder of record, you may vote in person at the Annual Meeting or by proxy.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

•

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or if you request a full set of printed copies of the proxy materials by mail, you may also vote by mail or by telephone.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Cymer shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please follow the voting instructions provided by your broker, dealer or other similar organization to ensure that your vote is counted.

What happens if I do not make specific voting choices?

Stockholder of Record: If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can I change my vote after I have voted?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the meeting.

Stockholder of Record: If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127.

•	You may send a subsequent properly completed proxy card in accordance with the instructions in this Proxy Statement.

•	You may grant a subsequent proxy by telephone or through the Internet.

•

You may attend the Annual Meeting, revoke the proxy in writing and vote in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

The most current proxy card or telephone or Internet proxy our inspector of elections receives is the one that is counted.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of shares held in street name, you will need to follow the instructions included on the proxy form provided to you by your broker regarding how to change your vote.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections after the Annual Meeting and published in a current report on Form 8-K.

What is the deadline to propose actions for consideration at the 2011 annual meeting of stockholders?

For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2011 annual meeting of stockholders, your proposal must be received in writing by the Corporate Secretary of Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127, no later than December 10, 2010. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for that annual meeting of stockholders must do so no earlier than January 20, 2011 and no later than February 19, 2011.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available on our website at http://www.cymer.com under Investor Relations—Corporate Governance.

How can I communicate with Cymer’s Board of Directors?

Our Board of Directors has adopted a process for stockholder communication with the board. Stockholders wishing to communicate with the board may send a written communication addressed to the Corporate Secretary of Cymer, Inc. at 17075 Thornmint Court, San Diego California 92127 or by e-mail to the following address: board@cymer.com. The Corporate Secretary will screen all communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board. The process regarding stockholder communications with the board is posted on our website at http://www.cymer.com under Investor Relations—Contact Board.

Who is paying for this proxy solicitation?

We will pay for the entire cost of the solicitation of proxies. We have retained the services of Morrow & Co., LLC to aid in the solicitation of proxies from brokers, bank nominees and other institutions for a fee of $7,500, plus its reasonable out-of-pocket expenses. We will also reimburse brokers, banks, dealers and other similar organizations representing beneficial owners of shares held in street name for the cost of forwarding the Notice and printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies on our behalf, in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Current Nominees

Listed below are our nine directors, each of whom is nominated for re-election at the Annual Meeting of stockholders. Each director to be elected at the Annual Meeting will serve a one-year term expiring at the next Annual Meeting of stockholders or until his respective successor is elected and qualified or, if sooner, until his death, resignation or removal. Each of the nominees listed below currently serves as one of our directors. All of the nominees were previously elected by our stockholders, except for Eric M. Ruttenberg. Mr. Ruttenberg was recommended for election to our Board of Directors by Tinicum Lantern II LLC, a significant stockholder of the company. Directors are elected by a plurality of the votes properly cast in person or by proxy. All of the nominees for election as a director at the 2009 Annual Meeting of Stockholders attended the 2009 Annual Meeting of Stockholders, with the exception of Mr. Ruttenberg who was appointed after the 2009 Annual Meeting of Stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, his shares will be voted for the election of a substitute nominee proposed by our Board of Directors. Each person nominated for election has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following table lists the director nominees for election at the Annual Meeting and is followed by a brief biography of each of the nominees and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to recommend that person as a nominee for director, as of the date of this Proxy Statement:

Name	Age	Positions with the Company	Director Since
Charles J. Abbe	68	Director	2003
Robert P. Akins	58	Chairman and Chief Executive Officer	1986
Edward H. Braun	70	Director	2003
Michael R. Gaulke	64	Director	2000
William G. Oldham	71	Director	2001
Eric M. Ruttenberg	54	Director	2009
Peter J. Simone	62	Director	1993
Young K. Sohn	54	Director	2003
Jon D. Tompkins	69	Director	1999

Charles J. Abbe has served as a director of Cymer since January 2003. Mr. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1996 until the company merged with JDS Uniphase in February 2000. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe also currently serves as director of Opnext, Inc., and CoSine Communications, Inc., both publicly held companies, and as director of several privately financed technology companies. Mr. Abbe received a B.S. and M.S. in chemical engineering from Cornell University and a M.B.A. from Stanford University.

The nominating and corporate governance committee believes that Mr. Abbe’s prior history in financial and senior executive positions, along with his current role as a director for several technology companies, including two other public companies, provides him with operational and industry expertise, as well as leadership skills, that are valuable to his role as a director of Cymer and its audit committee chairman.

Robert P. Akins is one of Cymer’s co-founders, has served as its chairman and chief executive officer since Cymer’s inception in 1986, and served as president of Cymer from its inception until May 2000. Mr. Akins currently serves on the boards of directors of KLA-Tencor Corporation, and Semiconductor Equipment and Materials International (“SEMI”) North America, and is chairman of the board of SEMI. He is also a member of the council of advisors to the Irwin and Joan Jacobs School of Engineering at the University of California, San Diego (“UCSD”), and has served on the board of the UC San Diego Foundation. Mr. Akins received the Ernst & Young Entrepreneur of the Year Award for San Diego County in 1997, and with fellow Cymer co-founder Rick Sandstrom, received the outstanding alumnus award from UCSD, and the prestigious SEMI Award for North America, the highest honor conferred by SEMI, in 1996 for contributions to the field of deep ultraviolet (“DUV”) lithography. Mr. Akins received a B.S. in physics, a B.A. in literature, and a Ph.D. in applied physics from UCSD.

The nominating and corporate governance committee believes that Mr. Akins’ scientific and industry background and extensive history with the Company brings valuable historic knowledge and continuity to the Board of Directors, along with a thorough understanding of our operations, investors, customers and technology.

Edward H. Braun has served as a director of Cymer since March 2003. Mr. Braun has been chairman of the board of Veeco Instruments, Inc since January 1990. In addition, he was Veeco’s chief executive officer from January 1990 to July 2007. Mr. Braun is a director emeritus of the board of directors of SEMI, of which he was chairman of the board in 1993. Mr. Braun also serves as a director of QD Vision, Inc. Mr. Braun received a BSME from Clarkson College of Technology.

The nominating and corporate governance committee believes that Mr. Braun’s extensive experience managing Veeco, a provider of metrology and process equipment solutions for the semiconductor, magnetic memory media, and flat panel display industries, provide him with broad industry, operational, and manufacturing expertise, and general leadership skills, which are important to the Board of Directors.

Michael R. Gaulke has served as a director of Cymer since August 2000. From June 1996 to May 2009, Mr. Gaulke served as chief executive officer of Exponent, Inc., a nationally recognized engineering and scientific consulting firm that performs in-depth investigations in more than 90 technical disciplines to analyze failures and accidents to determine their causes. Mr. Gaulke first joined Exponent in September 1992, as executive vice president and chief financial officer. In March 1993, he was named Exponent’s president and was appointed as a member of its board of directors in January 1994. Mr. Gaulke was named Executive Chairman of Exponent in May 2009. Prior to 1992, Mr. Gaulke served as executive vice president and chief financial officer of Raynet Corporation, which pioneered a fiber-to-the-curb architecture for telecommunications. Before that, he served as executive vice president and chief financial officer of Spectra-Physics, a leading manufacturer of a broad range of lasers and laser-related products. Mr. Gaulke served as a director of LECG Corporation from June 2003 to

2007. Mr. Gaulke serves on the board of Sutter Health and is also a member of the board of trustees of the Palo Alto Medical Foundation. Mr. Gaulke received a B.S. in electrical engineering from Oregon State University and a M.B.A. from Stanford University Graduate School of Business.

The nominating and corporate governance committee believes that, as a result of his extensive experience in financial and executive leadership positions, Mr. Gaulke brings to the Board of Directors and its audit committee valuable insights into the financial and operational requirements of a large company. The committee also believes that Mr. Gaulke’s lengthy tenure at Exponent provides him with a unique perspective into understanding and managing risk.

William G. Oldham, Ph.D. has served as a director of Cymer since January 2001. He is the Robert S. Pepper Professor of Electrical Engineering and Computer Science, emeritus, at the University of California, Berkeley, where he has been on the faculty since 1964. Dr. Oldham’s research interest is in semiconductor materials and process technology, including optical and extreme ultraviolet lithography. He has published more than 200 articles and holds 13 patents. He also served as an outside consultant on our scientific advisory board from its inception in 1999 until August 2002. He also served as program manager for dynamic RAM technology development and circuit design at Intel Corporation from 1974 to 1976. In 2003, he was awarded the Semiconductor Industry Association’s University Research Award for his career contributions to the semiconductor industry, and he is a member of the National Academy of Engineering. He also serves on the board of directors of Nanometrics Inc. He received B.S., M.S. and Ph.D. degrees from the Carnegie Institute of Technology.

The nominating and corporate governance committee believes that Dr. Oldham brings an invaluable, deep understanding of the technology, science and engineering of the semiconductor industry to our Board of Directors, including current state of the art developments in extreme ultraviolet lithography.

Eric M. Ruttenberg has served as director of Cymer since October 1, 2009. Mr. Ruttenberg serves as Co-Managing Member of the General Partner of Tinicum Capital Partners II, L.P., a New York based investment firm since 1998. Mr. Ruttenberg also currently serves as a director of several of Tinicum’s privately held portfolio companies. Mr. Ruttenberg has previously served on the boards of SPS Technologies and Kollmorgen Corporation. Mr. Ruttenberg received a B.A. from Hampshire College, where he concentrated in mathematics and business.

The nominating and corporate governance committee believes that, as a result of his extensive experience as an investor in a broad array of private and public companies, Mr. Ruttenberg provides our Board of Directors with valuable perspective as an institutional stockholder, along with the benefit of his experience with manufacturing companies and financial markets.

Peter J. Simone has served as a director of Cymer since July 1993. Mr. Simone is an independent consultant to the investment community and serves on the boards of directors of Newport Corporation, Monotype Imaging, Inc. and Veeco Instruments, Inc., as well as several private companies. Mr. Simone was executive chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002, when it was acquired by Novellus Systems, Inc. Mr. Simone served as a director of Sanmina-SCI Corp from 2003 to 2008. Mr. Simone’s previous experience includes 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, holding various management positions, including president and director. Mr. Simone received a B.S. in accounting from Bentley College and a M.B.A. from Babson College.

The nominating and corporate governance committee believes that Mr. Simone’s lithography background and long tenure as a director of Cymer brings necessary historic knowledge and continuity to the Board of Directors. The committee also believes that Mr. Simone’s extensive financial and management experience, along with his current role as a director for several technology companies, provides him with operational, manufacturing and inventory management expertise that are valuable to our audit committee and our Board of Directors.

Young K. Sohn has served as a director of Cymer since March 2003. Mr. Sohn currently serves as chief executive officer of a private semiconductor company, Inphi Corporation. From May 2005 through December 2007, Sohn was an independent consultant to the high technology industry. He served as president of the Semiconductor Products Group (SPG) at Agilent Technologies Inc. from October 2003 through April 2005. Prior to joining Agilent, he served as president and chief executive officer and chairman of the board of directors of Oak Technology, Inc. which was acquired by Zoran Corporation in August 2003. Prior to joining Oak Technology, Inc. in 1999, Mr. Sohn was employed by Quantum Corporation for six years, serving most recently as president of its Hard Drive Business. From August 1983 to January 1993, he was director of marketing at Intel Corporation. Mr. Sohn also serves on the board of directors of Arm Holdings, PLC. He received a B.S. in electrical engineering from the University of Pennsylvania and a M.S. and M.B.A. from the Massachusetts Institute of Technology’s Sloan School of Management.

The nominating and corporate governance committee believes that Mr. Sohn’s extensive experience in the semiconductor industry provides our Board of Directors with valuable insight into the business of our chipmaker customers. The committee also believes that Mr. Sohn’s extensive involvement with overseas operations bring valuable international insights to the Board of Directors, particularly with respect to our business and relationships in Japan, Korea, Singapore, China and Taiwan.

Jon D. Tompkins has served as a director of Cymer since May 1999. Mr. Tompkins served as chief executive officer of KLA-Tencor Corporation from April 1997 until June 1998 and served as chairman of the board of KLA-Tencor from July 1998 until his retirement in 1999. He served as president and chief executive officer of Tencor Instruments from April 1991 until its merger with KLA Instruments in April 1997 and chairman of the board from November 1993 until the merger. He has also previously served as president and chief executive officer of Spectra-Physics. Mr. Tompkins served as director of Credence Systems Corporation from September 1999 to April 2008 and also served as its lead independent director. Since April 2003, Mr. Tompkins has served as chairman of the board of Electro Scientific Industries. Mr. Tompkins received a B.S. in electrical engineering from the University of Washington and a M.B.A. from Stanford University with an emphasis in finance and accounting.

The nominating and corporate governance committee believes that Mr. Tompkins’ significant experience in executive leadership roles at Tencor and KLA-Tencor, suppliers of metrology and yield management solutions for the semiconductor industry, provides our Board of Directors with unique insights into the businesses of our lithography equipment manufacturing customers, as well as our chipmaker customers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2009, our Board of Directors held seven meetings. Each director attended 75% or more of the aggregate number of the meetings of the board and the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

The following table lists the chairman and members of each committee and the number of meetings held by each committee during 2009:

Name	Audit	Compensation	Nominating and Corporate Governance	Scientific Advisory
Charles J. Abbe	Chairman	—	—	—
Edward H. Braun	—	Chairman(1)	—	—
Michael R. Gaulke	Member	—	Member	—
William G. Oldham	—	Member	—	Chairman
Eric M. Ruttenberg	—	Member(2)	—	—
Peter J. Simone	Member	—	Member	—
Young K. Sohn	—	Member	—	—
Jon D. Tompkins	—	Member	Chairman	—

Total meetings in 2009	14	6	6	3

(1)	Mr. Braun was appointed as chairman of the compensation committee in May 2009.
(2)	Mr. Ruttenberg was appointed to the compensation committee in November 2009.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Cymer, our senior management and our independent registered public accounting firm, our Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Akins, our chief executive officer and chairman of the Board of Directors. As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present and the executive session chairman presides.

Board Leadership Structure and Risk Oversight

Since Cymer’s inception in 1986, Mr. Akins has served as our chief executive officer and chairman of the board. Our Board of Directors is comprised of Mr. Akins and eight independent directors. The Board of Directors established the position of executive session chairman in 2004. Our Board of Director policy requires that independent directors who have served on our board for at least one year, other than those who are active chief executive officers or the chairman of the audit committee, serve as chair of the executive sessions at our board meetings for a two year term on a rotating basis.

The executive session chairman:

•	reviews and approves the meeting agenda for our Board of Directors;

•	sets the agenda for the executive session after consultation with the other independent directors;

•	presides during the executive session;

•	conveys any messages from the executive session to the chief executive officer;

•	is available to discuss with the other directors any concerns they may have about Cymer and its performance and to relay those concerns, where appropriate, to the full Board of Directors;

•	is available to consult with the chief executive officer regarding the concerns of the directors; and

•	is available to be consulted by any of our senior executives as to any concerns the executive might have.

Mr. Braun was appointed by our Board of Directors in 2009 to serve as executive session chairman until December 31, 2010.

The Board of Directors has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the scientific advisory committee. Each of the committees is comprised of independent directors, with each of the four committees having a separate chair. Our audit committee is responsible for overseeing and monitoring financial risk and our nominating and corporate governance committee is responsible for the oversight of enterprise risk management.

Mr. Akins is seen by our customers and investors as providing strong leadership for the company and the semiconductor industry. In light of the considerations discussed above, we believe that having Mr. Akins as our chief executive officer and chairman of the Board of Directors, combined with independent chairs for each of our board committees and an independent executive session chair, has been effective and provides the right form of leadership for us.

Audit Committee

The audit committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs the following functions, among other things:

•

appoints our independent registered public accounting firm and determines the funding for audit and review by them of our consolidated financial statements and internal controls over financial reporting;

•	evaluates and oversees our independent registered public accounting firm’s independence and performance;

•	determines in advance whether to engage our independent registered public accounting firm to provide any non-audit services and pre-approves these engagements;

•	oversees and monitors our management and independent registered public accounting firm and their activities with respect to our financial reporting and compliance with our disclosure policies;

•

discusses and reviews our financial statements, our periodic reports filed with the SEC, the results of our annual integrated audit and all press releases containing financial information with management and our independent registered public accounting firm;

•	establishes procedures to receive and address complaints regarding accounting and auditing matters;

•	reviews and approves the internal audit function;

•	considers periodically whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews with our management and independent registered public accounting firm the effectiveness of internal controls over financial reporting; and

•	performs such other duties of an audit committee specified in the Sarbanes-Oxley Act of 2002 and rules and regulations implemented by the SEC and Nasdaq.

During 2009, the audit committee comprised three independent directors, Messrs. Abbe, Gaulke and Simone. Our audit committee charter is available on our website at http://www.cymer.com under Investor Relations—Corporate Governance.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of the audit committee are independent (as currently defined in the Nasdaq listing standards and SEC rules). The Board of Directors has determined that Messrs. Abbe, Gaulke and Simone qualify as “audit committee financial experts,” as defined in the applicable SEC rules.

Compensation Committee

The compensation committee acts on behalf of the Board of Directors to oversee and determine executive compensation. The compensation committee, among other things:

•	reviews, evaluates and approves our compensation policy for executive officers;

•	approves all forms of compensation to be provided to our executive officers;

•

reviews, evaluates and makes recommendations to the board regarding the general compensation goals and guidelines for all of our employees, including the criteria by which bonuses are determined and benefit plans and programs are designed;

•	makes recommendations to the board concerning other plans that are proposed or adopted for the provision of compensation to employees, or consultants;

•	acts as administrator of our equity incentive and stock purchase plans; and

•	performs such other functions regarding compensation as the board may delegate.

The compensation committee also reviews with management the information set forth in the “Executive Compensation—Compensation Discussion and Analysis” and considers whether to recommend that it be included in Proxy Statements and other filings.

During 2009, the compensation committee was comprised of five independent directors. Messrs. Braun, Sohn and Tompkins and Dr. Oldham served on the compensation committee for the entire year, and Mr. Ruttenberg served since his appointment in November 2009. Our compensation committee charter is available on our website at http://www.cymer.com under Investor Relations—Corporate Governance.

For specific details about the determination of executive compensation for the year ended December 31, 2009, see the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

During 2009, the nominating and corporate governance committee was comprised of three independent directors, Messrs. Gaulke, Simone and Tompkins. The nominating and corporate governance committee, among other things:

•

acts on behalf of the board identifying individuals qualified to become directors and recommending that the board select the candidates for all directorships to be filled by the board or by the stockholders;

•	oversees the composition, structure and evaluation of the board and each of its committees;

•	oversees board compensation; and

•	develops and recommends to the board for its approval a set of corporate governance principles applicable to us.

Our corporate governance principles and our nominating and corporate governance committee charter are available on our website at http://www.cymer.com under Investor Relations—Corporate Governance.

The nominating and corporate governance committee is responsible for reviewing from time to time the skills and characteristics necessary and appropriate for our directors in the context of the board’s composition. These include such factors as business experience, international background, and knowledge of technology, manufacturing, operations, finance and/or marketing, and other skills that would enhance the board’s effectiveness.

The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. The nominating and corporate governance committee evaluates candidates based on qualities such as inquisitiveness, objectivity and possession of practical wisdom and mature judgment. The nominating and corporate governance committee believes the board should represent diverse experience at policy-making levels in business, education and technology, and in areas that are relevant to our global activities.

Our directors who also serve as chief executive officers at other companies may serve on the boards of no more than three public companies, including Cymer’s. Other directors who are not chief executive officers may serve on the boards of no more than four public companies, including Cymer’s. In order to further align the economic interests of directors with those of stockholders, the Board of Directors has adopted a policy requiring that, no later than November 7, 2009 or within one year after the date on which an individual becomes a director, each director shall be required to hold not less than 2,500 shares of our common stock.

Because of the significant time investment and energy required to become familiar with the intricacies of the semiconductor capital equipment industry, the Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated annually. Additionally, the Board of Directors has determined that there should be no arbitrary age limit or mandatory retirement age for board members. Each board committee’s performance review and assessment, and the nominating and corporate governance committee’s review and assessment of the Board of Directors’ performance will help determine each director’s tenure.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Our Bylaws authorize nine members for the Board of Directors and authorizes the Board of Directors to change the number of directors from time to time. Between annual meetings of stockholders, the Board of Directors may elect directors to serve until the next annual meeting. The Board of Directors believes the current size of the board is appropriate and adequate to properly oversee our business, but will reassess as our size and circumstances require.

Scientific Advisory Committee

The scientific advisory committee was formed in August 2002, and charged with interacting with and attending meetings of our scientific advisory board. The scientific advisory committee currently consists solely of Dr. Oldham. The scientific advisory board met three times during 2009 and Dr. Oldham was in attendance at all scientific advisory board meetings.

COMPENSATION OF DIRECTORS

Each of our non-employee directors receives an annual retainer of $25,000, payable quarterly, a fee of $2,500 for each board meeting attended and $1,000 for each committee meeting attended, with the exception of the chairman. The chairman of the audit committee receives $3,000 for each meeting attended and the chairman of the compensation committee, the nominating and corporate governance committee, and the scientific advisory committee each receive $2,000 for each meeting attended. The executive session chairman receives an annual retainer of $10,000, payable quarterly. In addition, all members of the audit committee, including the chairman, receive a separate quarterly fee of $1,000 for their service on the audit committee. Total cash compensation paid to outside directors in 2009 was $364,957. No fees are paid for telephonic meetings scheduled to last less than one hour. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred to attend board meetings, in accordance with our policy.

In response to the impact of the global economic market conditions and reduced business levels in the lithography sector of the semiconductor capital equipment market in the first few months of 2009, we took several cost reduction actions. On February 6, 2009, our board approved a 15% reduction in all meeting fees and annual retainers payable to our non-employee directors, effective January 19, 2009. The full fees and retainers were later reinstated by the board, effective July 1, 2009

Newly elected non-employee directors are granted an initial restricted stock unit (“RSU”) award for the number of shares determined by dividing $200,000 by the closing sales price per share of our common stock as reported on the Nasdaq Global Select Market as of the date of the first regular quarterly meeting of the compensation committee following the non-employee directors’ initial election. Each RSU award shall vest 25% on each of the next four anniversaries of the date the non-employee director is first elected to the Board of Directors. On the first trading day of each fiscal year each non-employee director then in office who has served for at least one year will be granted an RSU award pursuant to the 2005 Equity Incentive Plan (the “Incentive Plan”). The number of shares issued under the RSU award shall be determined by dividing $100,000 by the closing sales price per share of our common stock as reported on the Nasdaq Global Select Market as of the date of grant. Each RSU award vests 100% one year from the date of grant.

The vesting of “stock awards” (which include RSU awards and other equity incentives that may be granted under the Incentive Plan) may be accelerated in full in the event of a Corporate Transaction. The term “Corporate Transaction” is defined in the Incentive Plan and includes transactions such as a sale of all of our assets, a sale of at least 90% of our outstanding stock or a merger, consolidation or similar transaction following which we are not the surviving corporation or following which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged into other securities, cash or other property.

According to the terms of the Incentive Plan, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all stock awards outstanding under the Incentive Plan. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. With respect to stock awards that have not been assumed, continued or substituted and are held by non-employee directors whose continuous service has not terminated prior to the effective date of the Corporate Transaction, the vesting of stock awards shall be accelerated in full to a date prior to the effective date of the Corporate Transaction as determined by our Board of Directors (or, if our Board of Directors did not determine a date, to the date that is five days prior to the effective date of the Corporate Transaction), and the stock awards shall not terminate.

For outstanding options that were granted under our 1996 Stock Option Plan, in the event of any change-in-control transaction involving us, each outstanding option would be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute the options, the non-employee director would have the right to exercise all of the option shares, including shares not otherwise exercisable. In such event, the plan administrator would notify the non-employee director that the option is fully exercisable for 15 days from the date of such notice and the option terminates upon expiration of such period.

DIRECTOR COMPENSATION FOR 2009

The table below summarizes the compensation paid to our non-employee directors during 2009:

Name	Fees Earned or Paid in Cash ($)(1)	RSU Awards ($)	Total ($)
Charles J. Abbe	57,876	99,990(2)	157,866
Edward H. Braun	50,076	99,990(2)	150,066
Michael R. Gaulke	51,326	99,990(2)	151,316
William G. Oldham	48,076	99,990(2)	148,066
Eric M. Ruttenberg	10,750	199,987(3)	210,737
Peter J. Simone	53,451	99,990(2)	153,441
Young K. Sohn	43,926	99,990(2)	143,916
Jon D. Tompkins	49,476	99,990(2)	149,466

(1)	Amounts shown include an annual retainer and fees for meetings held and attended by each non-employee director during 2009.
(2)	The number of RSUs awarded, in whole shares, was determined by dividing $100,000 by the closing price per share of our common stock as of the date of grant. In January 2009, each non-employee director was awarded 4,444 RSUs with a grant date fair value of $22.50 per share. Each RSU award vests 100% one year from the date of grant.
(3)	The number of RSUs awarded, in whole shares, was determined by dividing $200,000 by the closing price per common shares of our common stock as of the date of grant. As a newly elected board member, Mr. Ruttenberg was awarded 5,580 RSUs with a grant date fair value of $35.84 per share. These RSUs vest 25% on October 1 (the date Mr. Ruttenberg was elected to the Board of Directors) of each of the next four years.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the 2009 compensation program for the principal executive officer, the principal financial officer, and the three other executive officers who were the most highly compensated executives of Cymer, Inc. (the “named executive officers”). During 2009, our named executive officers were:

•	Robert P. Akins, our Chairman of the Board and Chief Executive Officer;

•	Edward J. Brown, Jr., our President and Chief Operating Officer;

•	Paul B. Bowman, who was our interim Chief Financial Officer as of December 19, 2008 and was appointed as our Senior Vice President, Chief Financial Officer, and Secretary on October 26, 2009;

•	Karen K. McGinnis, our Vice President, Corporate Controller, and Chief Accounting Officer; and

•	Rae Ann Werner, our former Vice President, Corporate Controller, and Chief Accounting Officer.

On October 19, 2009, Ms. Werner resigned her employment with Cymer, effective January 8, 2010. Effective November 30, 2009, our Board of Directors appointed Ms. McGinnis to serve as our Vice President, Corporate Controller, and Chief Accounting Officer. Ms. Werner’s duties and responsibilities as principal accounting officer ended concurrently with the commencement of Ms. McGinnis’ employment on November 30, 2009.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2009. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. This Compensation Discussion and Analysis analyzes how and why the compensation committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our executive officers, including the named executive officers.

In view of the ongoing global economic recession, in January and February 2009, the Committee devoted significant attention to our executive compensation program and, in conjunction with our cost reduction initiatives, approved the following changes to the compensation and benefits for our executive officers, including the named executive officers:

•

Reduced the annual base salaries of Messrs. Akins and Brown by 15% and Ms. Werner by 10% for the first six months of 2009; on July 1, the reductions were rescinded and salaries were restored to 2008 levels;

•	Suspended the Short-Term Incentive Plan for 2009;

•	Made the following changes to the Long-Term Incentive Plan for 2009:

•	Reduced the target values for long-term equity incentive awards by 35%;

•	Changed the award mix to 50% service-based RSU awards and 50% performance-based RSU awards; and

•	Suspended our matching contribution to the Section 401(k) plan for 2009.

Our Compensation Philosophy

We operate in an industry that is both highly competitive and undergoing significant globalization. As a result, we have a high demand for qualified and experienced executives. Through our executive compensation program, we seek to attract and retain executives with the requisite knowledge, skills, experience, and integrity to manage our business, and to motivate and reward these individuals to achieve our strategic, operational, and financial objectives, while supporting our core values and culture. In so doing, we provide our executive officers with total compensation that we believe is competitive with other leading companies in our industry and reward performance as measured against the achievement of challenging business objectives. We also seek to align our executive officers’ business objectives and, thereby, their financial interests, with the long-term interests of our stockholders.

Further, to achieve our executive compensation objectives, our executive compensation decisions are influenced by the following principles:

•

Compensation should be related to performance. We believe that a significant portion of an executive officer’s total compensation should be tied not only to individual performance, but also to overall corporate performance as measured against strategic, operational, and financial objectives. During periods when our performance meets or exceeds established objectives, executive officers should be paid at or above target levels. When our performance does not meet key objectives, incentive award payments, if any, should be less than target levels.

•

Incentive compensation should represent a large portion of an executive officer’s total compensation. We minimize the amount of fixed compensation paid to executive officers to reduce costs when our performance does not meet or exceed target levels. Further, we believe the majority of an executive officer’s total compensation should be in the form of short-term and long-term incentives, which are calculated and paid based primarily on our level of revenue and profitability. Accordingly, our executive officers are motivated to increase our profitability and stockholder return to earn their target compensation.

Our Compensation Setting Process

Role of the Compensation Committee

The committee oversees and determines executive compensation on behalf of our Board of Directors. The committee currently consists of five independent directors: Messrs. Braun, who was appointed chairman in May 2009, Ruttenberg, Sohn, and Tompkins and Dr. Oldham. Among its duties, the committee establishes our compensation philosophy and the framework for determining the compensation of our executive officers and, within that philosophy and framework, reviews, evaluates, and approves base salaries, short-term and long-term incentives, and all other forms of compensation for these individuals.

The committee receives compensation recommendations and supporting data (as described below) on the compensation of our executive officers from its compensation consultant and our vice president of human resources, as well as performance evaluations and compensation recommendations for our executive officers from Mr. Akins (other than for himself). In addition, the committee members rely on their own personal experience with compensation practices through their involvement as either executives or directors of other companies. Historically, the committee has made adjustments to our executive officers’ base salaries, determined annual cash incentive payments, granted equity awards, and established new annual and long-term performance objectives in the first quarter of the year, as part of our formal annual executive compensation review process. Generally, the committee’s process comprises two related elements: (i) the determination of compensation levels and (ii) the establishment of performance objectives for the current fiscal year.

In the case of Mr. Akins, the evaluation of his performance is conducted by the committee, which determines any adjustments to his base salary as well as any annual cash incentive payments and equity awards and establishes the performance objectives required to earn those awards. Mr. Akins is not permitted to participate in or be present during any deliberations or determinations of the committee regarding his compensation or individual performance objectives.

As part of its evaluation process, the committee solicits the opinions of all members of our Board of Directors. As part of its considerations and deliberations on the compensation for our executive officers, including the named executive officers, the committee may review and consider such materials as it deems appropriate, as well as recommendations from the committee’s compensation consultant. Each executive officer performs an annual self-assessment to measure his or her performance against his or her pre-established individual performance objectives. This self-assessment is then reviewed with the executive officers who are ranked at least one level higher and who have authority to approve and/or modify the self-assessment. Mr. Akins’ self-assessment is reviewed by the committee and other members of our Board of Directors.

For more information on the committee, please see “Information Regarding the Board of Directors and its Committees.”

Role of Compensation Consultant

The committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s fees and the other terms of its engagement. The committee engaged Compensia, Inc. (“Compensia”), a nationally-recognized compensation consulting firm, which performed the following services during 2009:

•	Assessed and provided recommendations with respect to updating the peer companies against which we benchmark executive compensation;

•	Briefed the committee on current compensation market trends;

•	Assessed our performance against our peer groups and evaluated our current executive compensation program with a view to supporting and reinforcing our long-term strategic goals; and

•	Assisted the committee in developing a competitive executive compensation program to reinforce our long-term strategic goals.

Competitive Positioning

Each year, we benchmark the various elements of our executive compensation program, relative to the compensation paid to the executives of the companies within our peer groups, as identified below, as well as against compensation survey data of companies in our industry sector with comparable annual revenues. This analysis is intended to assess the competitiveness of the compensation that we offer to our executive officers as compared to that offered to executives at companies with which we compete for talent. Due to the difficulty in identifying a suitable number of comparable executive positions at the companies within our peer groups, typically we use the peer group data along with the survey data to analyze the competitive market for our chief executive officer and chief financial officer positions, and use only the industry sector survey data to analyze the competitive market for all of our other executive officer positions.

As part of its engagement, the committee instructed Compensia to review our peer groups, provide recommendations on their composition, and perform an analysis of competitive performance and compensation levels for the companies in these groups.

The peer groups consists of 18 semiconductor capital equipment companies either comparable to or larger than Cymer as measured by revenue, market capitalization, business maturity, and general growth opportunities. The companies were broken into two groups for analytical purposes.

The first group, which is our core group of peer companies (“core peer group”), represents the companies against which the committee believes our executive compensation program should be competitive for us to be in a position to recruit and retain top talent for our chief executive officer and chief financial officer positions. The following companies were removed from our core peer group in 2009 because their revenue, market capitalization, or general growth opportunities were deemed to no longer be comparable to those of Cymer or because they had filed for bankruptcy: Asyst Technologies, Axcelis Technologies, FLIR Systems, and Phototronics. Novellus, Teradyne, and Ultratech were added to our core peer group in 2009 because the committee believed that these companies were more comparable to Cymer’s revenue, market capitalization, and prospective general growth opportunities.

As a result, for 2009 our core peer group consisted of:

Advanced Energy Industries	FormFactor	Teradyne
Brooks Automation	MKS Instruments	Ultratech
Coherent	Newport	Varian Semiconductor Equipment
FEI	Novellus	Veeco Instruments

As these companies are similar to us in terms of scope and general business complexity and operations, Compensia conducted an analysis using publicly-available compensation information from these companies to determine the base salary, annual cash incentive compensation, aggregate equity award values, and total other compensation provided by the core peer group to their chief executive and chief financial officers.

The second group consists of our aspirational peer companies (“aspirational peer group”). This group represents companies with which we aggressively compete for senior executive talent. Based on their industry experience, the Committee removed MEMC Electronic Materials from the aspirational peer group in 2009 because the committee believes that its business model differs significantly from Cymer’s and, as discussed above, reclassified Novellus in 2009 from the aspirational peer group to the core peer group based on its revenue and market capitalization.

As a result, for 2009 our aspirational peer group consisted of:

Agilent Technologies	KLA-Tencor	Leap Wireless International
Applied Materials	Lam Research	Microchip Technology

These companies are much larger than us in terms of both revenue and market capitalization and are considered mature bellwethers for our industry. Therefore, this peer group is only used to benchmark long-term incentive plan design (but not individual award levels) for our executive officers, including the named executive officers.

In addition, for all of our executive officers, Compensia performed a compensation analysis using survey data for base salary, annual cash incentives, aggregate equity award values, and total overall compensation at companies in our industry sector with comparable annual revenues to determine competitive pay levels for each executive position.

Using this analysis, the committee sought to target each individual compensation element for our executive officers, including the named executive officers, for 2009, at approximately the 60th percentile of the competitive market. The committee determined that this positioning provided a greater incentive compensation opportunity for strong performance and enabled total compensation to be competitive with our peer groups. The committee also evaluated the total compensation of our executive officers to ensure that it appropriately recognized each individual’s position and role, scope of responsibility, experience, performance, and contributions.

Elements of Executive Compensation

During 2009, our executive compensation program consisted of the following elements:

•	base salaries;

•	annual cash incentives;

•	long-term incentives;

•	retirement, health, and welfare benefits;

•	change in control benefits; and

•	perquisites and other benefits.

The level of base salary versus incentive compensation (annual and long-term incentive awards) is dependent on the performance ranking of the executive officer. Consistent with our pay-for-performance philosophy, the higher the executive officer is ranked and the more such individual is responsible for influencing stockholder value, the higher the incentive elements of compensation relative to base salary. For example, approximately 70% of the targeted total compensation awarded to Mr. Akins in 2009 was comprised of incentive compensation tied to the achievement of specific performance objectives.

Base Salaries

We seek to provide our executive officers with a level of fixed cash compensation in the form of base salary commensurate with their professional status and accomplishment. This level should be directly linked to both market competitive pay levels and the individual’s performance. The committee determines the base salaries for our executive officers, including the named executive officers, based on a number of factors, including the following:

•	Job scope and responsibilities;

•	Past and current individual performance and contributions; and

•	In the case of newly hired executive officers, the results of individual negotiations and the then-current market conditions at the time the individual is recruited.

As described above, in view of the ongoing global economic recession as well as our general business outlook for 2009, in January 2009, the Committee reduced the annual base salaries of Messrs. Akins and Brown by 15% and Ms. Werner by 10% for the first half of 2009. Beginning in July 2009, the Committee restored the base salaries to the levels that existed prior to their reduction in January 2009.

Upon being appointed interim chief financial officer by our Board of Directors, effective December 19, 2008, Mr. Bowman’s annual base salary was set at $310,000. When he was appointed as our senior vice president, chief financial officer, and secretary on October 26, 2009, his annual base salary was increased to $350,000 to reflect his expanded role and to align his salary with the competitive market.

Annual Cash Incentives

Short-Term Incentive Bonus Plan

We have used annual cash incentive awards to re-enforce our performance-based compensation philosophy. Under our Short-Term Incentive Bonus Plan (“STIP”), our executive officers have been eligible to receive performance-based annual cash incentive awards. Under the STIP, an executive officer’s annual cash incentive award generally depends on two performance factors, one related to financial performance and one related to the executive officer’s individual performance as measured against specific management-by-objective goals. As described above, in view of the ongoing global economic recession, as well as Cymer’s general business outlook for 2009, the STIP was suspended for 2009. We anticipate that we will reinstitute some form of the short-term incentive plan for 2010.

Second Half 2009 Cash Incentive Program

On August 19, 2009, the Committee approved a financial performance-based cash bonus program for employees eligible under our Profit-Sharing Plan or STIP for the second half of the year (the “2H-2009 Plan”). The program was implemented to incent and reward employee behaviors to drive the successful execution of the second half 2009 operating plan. The aggregate amount of the cash bonuses awarded to all employees eligible to participate in the 2H-2009 Plan was equal to 40% of the amount by which our operating income for the third and fourth quarters of 2009, combined, exceeded a specified base amount established by the committee. The bonuses were to be paid only if our combined operating income for the third and fourth quarters of 2009 exceeded a separate specified threshold level established by the committee. Each individual employee, including our named executive officers, received a specified percentage of the aggregate amount. The target amounts under the 2H-2009 Plan (expressed as a percentage of salary earned during 2009) for our named executive officers were as follows:

Robert P. Akins	36%
Edward J. Brown Jr	30%
Paul B. Bowman	24%
Karen K. McGinnis	15%
Rae Ann Werner	15%

Long-Term Incentives

To further align the long-term interests of our executive officers, including the named executive officers, with the interests of our stockholders, each year we provide them with long-term incentives that, as described below, are payable in cash or equity.

Long-Term Incentive Program

Our Long-Term Incentive Program (the “LTIP”) was implemented in January 2008 and subsequently amended January 1, 2009. Our executive officers, including the named executive officers, are eligible to participate in the LTIP. The Committee sets the target levels annually for the LTIP awards based on:

1.	An analysis of the aggregate values of the long-term incentive awards being offered by the companies in our core peer group;

2.	Shareholder dilution factors;

3.	The accounting treatment for stock-based compensation expense and its effect on our operating budget; and

4.	The recommendations of our compensation consultant.

Award Targets: Equity awards will be granted under our Amended and Restated 2005 Equity Incentive Plan or any successor equity incentive plan (“Incentive Plan”) and may include any of the following equity vehicles: performance-based restricted stock units (“PRSUs”), service-based restricted stock units (“RSUs”), stock options, and/or any other equity awards permitted under the Incentive Plan. All potential equity awards granted under the LTIP will be based on a target award value which is benchmarked annually against similarly-sized companies within our industry. This target award value is then converted into equity awards by dividing an average fair value of our stock into the target award value to determine the size of the equity award.

PRSU Performance Measures: The number of shares subject to any PRSU awards that will vest and become issuable to participants following the applicable three-year performance period that commences on the first trading day of the year that includes the date of grant (“the performance period”) will be determined based on our relative performance compared to our peer companies and individual management by objectives (“MBO”) achievement during the performance period. Our relative performance is measured using two financial metrics: revenue growth relative to peer companies and net income change as a percentage of revenue relative to our peer companies.

The number of shares that will be issued under each PRSU will be determined based on our percentile ranking relative to the core and aspirational peer groups with respect to the two specified financial metrics as follows:

Percentile Rank vs. Peers	% of Target Number of Shares To Be Issued(1)
<40th Percentile	0%
40th - 50th Percentile	50%
50th - 60th Percentile	75%
60th - 70th Percentile	100%
70th - 80th Percentile	125%
80th - 90th Percentile	150%
Greater than 90th Percentile	200%

(1)	The number of PRSUs that will vest and become issuable is subject to downward adjustment if an executive officer’s individual 3-year average MBO achievement over the performance period is less than 100% of the executive’s targeted MBO as determined by the Committee, in the case of Mr. Akins, and by Mr. Akins, in the case of the other executive officers.

LTIP Awards—2009

In February 2009, the Committee set target levels for the 2009 LTIP awards for our named executive officers. In view of the ongoing global economic recession, as well as our general business outlook for 2009, the Committee granted equity awards that were reduced to approximately 65% of the previously approved target award values under the LTIP.

The 2009 LTIP target award values and number of awards granted to our named executive officers were as follows:

	Initial Target LTIP Award Value(1)	Reduced Target LTIP Award Value(1)	# of RSUs (2)	Target # of PRSUs(2)
Robert P. Akins	$1,200,000	$780,000	17,820	17,820
Edward J. Brown, Jr.	$900,000	$585,000	13,370	13,370
Paul B. Bowman	$600,000	$390,000	8,910	8,910
Karen K. McGinnis	$200,000	$130,000	2,970	2,970
Rae Ann Werner(3)	$200,000	$130,000	2,970	2,970

(1)	The target award value for each executive officer represents the target dollar value of the LTIP awards as established by the Committee consistent with our 60th percentile pay philosophy and assumes that exactly 100% of the financial and individual performance target metrics are achieved. As noted above, the 2009 equity awards were reduced to approximately 65% of the previously approved target award values under the LTIP.
(2)	The number of RSUs and target number of PRSUs granted were each calculated by dividing the reduced target award value applicable to that portion of the equity award by the 30 calendar day average closing price for our common stock as of January 2, 2009, $21.88, and rounding the result to the nearest ten shares. RSUs were granted to Messrs. Akins, Brown, Bowman and Ms. Werner on February 5, 2009 and will vest over a three-year period. PRSUs were granted to Messrs. Akins, Brown, Bowman and Ms. Werner on February 5, 2009 and will vest 100% following the three-year performance period. RSUs were granted to Ms. McGinnis on February 26, 2010 and will vest 33% on each of the next three anniversaries of her start date, which was November 30, 2009. PRSUs were granted to Ms. McGinnis on February 26, 2010 and will vest 100% following the three-year performance period.
(3)	Ms. Werner’s PRSUs expired unvested as a result of the termination of her employment on January 8, 2010. Ms. Werner received one third of her RSUs that vested in January 2010; however, she will not be eligible to receive the RSUs that are scheduled to vest in January 2011 and 2012.

LTIP Awards—2008

The 2008 LTIP target award values and number of awards granted to our named executive officers were as follows:

Name	Target LTIP Award Value(1)	Components of Target Award Value
		Stock Options(2)	Target # of PRSUs(3)
Robert P. Akins	$1,800,000	69,345	22,480
Edward J. Brown, Jr.	$1,350,000	52,005	16,860
Paul B. Bowman(4)	$45,600	—	1,550
Karen K. McGinnis(5)	—	—	—
Rae Ann Werner(6)	$200,000	7,710	2,500

(1)	The target award value for each executive officer represents the target dollar value of the LTIP awards as established by the Committee consistent with our 60th percentile pay philosophy and assumes that exactly 100% of the financial and individual performance target metrics are achieved
(2)	The number of shares subject to stock options was determined by dividing 50% of the target award value by the Black-Scholes value on December 14, 2007, rounding such number to the nearest 10 shares, and multiplying that result by 1.5. These stock options were granted on January 2, 2008 and will vest over a four-year period based on the executive officer’s continue employment through the applicable vesting period.
(3)	The target number of shares subject to PRSUs was determined by dividing 50% of the target award value by the average stock price for the 60 days immediately preceding December 14, 2007 and rounding down to the nearest whole number of shares.
(4)	Mr. Bowman’s LTIP award reflects the pro-rated PRSU grant he received when he joined us in May 2008 and is generally consistent with the size of awards received by the other executive officers hired in 2008.
(5)	Ms. McGinnis began her employment with us on November 30, 2009 and, therefore, was not eligible for this program.
(6)	Ms. Werner’s PRSU award expired unvested as a result of the termination of her employment on January 8, 2009. Her stock options vested through January 2, 2010.

Long-Term Incentive Plan—2007

In 2007, the Committee established the 2007 Long-Term Incentive Plan (the “2007 LTIP”) to further align the long-term interests of our executive officers and stockholders. The target value of the 2007 LTIP awards was to be delivered half in cash and half in the form of service-based RSU awards. The Committee believed that this mix of cash and RSUs created an effective tool for incentivizing and retaining those executive officers who are most responsible for driving stockholder value.

The 2007 LTIP awards granted to our executive officers, including the named executive officers, were payable based on our overall financial performance as measured against specific revenue and operating income targets, as well as an executive officer’s individual performance as measured against his or her specific MBO goals. In March 2008, the Committee approved the 2007 LTIP payments based on the performance conditions for 2007 and determined the following amounts of each individual’s 2007 LTIP award:

Name	Cash Award	# of RSUs
Robert P. Akins	$380,687	8,541
Edward J. Brown, Jr.	$291,114	6,531
Rae Ann Werner	$45,901	1,029

The cash portion of the 2007 LTIP award will be paid in three equal annual installments beginning in January 2009 and the RSU portion of the 2007 LTIP award will vest in three equal annual installments beginning in January 2009, provided that the executive officer is actively employed by us on such dates. Messrs. Akins, Brown and Ms. Werner received the 2010 installment of the cash portion and one third of their RSUs vested in January 2010. Ms. Werner will not receive the 2011 installment of the cash portion and will be not eligible to receive the RSUs that are scheduled to vest in January 2011 as a result of her resignation effective January 8, 2010.

Equity Award Grant Policy

Our Board of Directors has approved an equity award grant policy that is applicable to all equity awards granted by the committee, including awards to executive officers. Under this policy, equity awards are granted generally only at the regularly scheduled meetings of the committee held in conjunction with the quarterly meetings of our Board of Directors. To the extent that stock options are granted by the committee, the exercise price is set at the closing market price of our common stock on the date the committee approved the grant. We have not attempted to coordinate equity award grants with the release of material non-public information, and, under this policy, have expressly prohibited such a practice.

In general, we grant equity awards to our newly hired executive officers as an incentive to commence employment. In determining the number of awards to be granted to newly hired executive officers, we take into consideration the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of stock options in relation to other elements of total compensation. We also consider external factors, such as current market conditions for executive employees and competitive peer or survey data, as applicable to the position, to determine the number and value of shares to be granted. We also engage in direct negotiations with the candidate over the terms of employment, including the size of the stock option to be granted if the candidate accepts our offer of employment. For LTIP awards, the type of award and number of shares to be granted and the applicable vesting period is determined as described above. Awards of stock options and other equity awards are intended to align the interests of our executives with the interests of our stockholders through stock ownership, increase the reward to our executives when our stock price increases, and serve as a retention tool for our executives.

Ms. McGinnis was granted 20,000 stock options from the Incentive Plan as approved by the compensation committee in February 2010. These options will vest 25% on November 30, 2010 and 1/48 each month thereafter, subject to Ms. McGinnis’ continued service through the applicable vesting dates.

Stock Ownership Policy for Certain Executive Officers

Our Board of Directors believes that it is in the best interest of Cymer and its stockholders to require our chief executive officer, chief operating officer, and chief financial officer to maintain ownership stakes that align the interests of these executive officers who are most responsible for influencing stockholder value with the interests of our stockholders. Accordingly, it has adopted a policy requiring that, within five years after the date on which an individual is first appointed to any of the following positions, such individual must hold not less than the number of shares of common stock specified below:

Chief Executive Officer	15,000 shares
Chief Operating Officer	10,000 shares
Chief Financial Officer	10,000 shares

For the purposes of determining whether the executive officer meets the applicable stock ownership requirements, shares of common stock subject to vested stock options and RSU awards held by such individual are counted as owned. As of December 31, 2009, Messrs. Akins and Brown met the applicable stock ownership requirements. Mr. Bowman has until December 19, 2013 to meet the stock ownership requirement applicable to him.

Retirement, Health, and Welfare Benefits

Employee 401(k) Savings Plan. We maintain a Section 401(k) plan that allows participating employees to contribute a percentage of their base salary, subject to annual Internal Revenue Service limits. The plan is available to all full-time U.S. employees, including our executive officers. We typically match $1.25-for-$1.00 for a participating employee’s Section 401(k) contribution up to 4% of his or her base salary, not to exceed $5,000 per year. The amounts we contribute vest annually over a three-year period based on the employee’s date of hire. In 2009, we suspended our Section 401(k) matching contributions for the year in view of the ongoing global economic recession.

Executive Deferred Compensation Plan. We maintain an executive deferred compensation plan for senior management level employees. This plan is intended to be a non-qualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974 (“ERISA”). We have purchased company-owned life insurance to finance this plan. The plan allows eligible participants to defer receipt of their base salary and/or annual cash incentive payments to provide retirement and other benefits to the employee. We do not provide a match on any deferrals under this plan.

We maintain this plan for the purpose of providing a competitive benefit by providing our executive officers, including the named executive officers, an opportunity to defer income tax payments on their cash compensation. Currently, we have approximately 25 employees eligible for this plan, totaling less than 5 percent of the U.S. employee population, with approximately 40% of the eligible employees participating in the plan.

Officer Retirement Program. We maintain an optional executive health coverage extension program for our executive officers who voluntarily retire while in good standing. We provide this program to reward our executive officers who have provided us with services over a significant number of years. We do not provide significant cash benefits under this program because we intend that the benefits provided under our long-term incentive plans, our Section 401(k) plan, and the deferred compensation plan will provide a significant source of retirement income for our executive officers.

The only named executive officer who is currently eligible for this program is Mr. Akins. See the discussion below under “Potential Payments Upon Qualifying Retirement Terminations” for a more detailed description of the material terms of this program.

Change in Control Benefits

The Committee believes that to continue to retain the services of our executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with some income and benefit protection against their potential loss of employment in connection with a change in control. Accordingly, we provide for such benefits if a change in control results in their reduced responsibilities, compensation, or involuntary loss of employment.

We have entered into employment agreements with Messrs. Akins, Brown, and Bowman and certain other executive officers which entitle each individual to certain payments and benefits in the event his or her employment is involuntarily terminated other than for cause or is constructively terminated upon or within 18 months after a change in control. The executive officer is also entitled to similar benefits if he or she voluntarily resigns for any reason within the 30-day period beginning one year after a change of control. A mechanism is provided in each agreement to limit payments in the event they would result in the levy of an excise tax under Section 4999 of the Internal Revenue Code. See the discussion below under “Potential Payments Upon Qualifying Change in Control Related Terminations” for a more detailed description of the material terms of our change in control benefits.

Perquisites and Other Benefits

We provide benefits to our executive officers, including the named executive officers, that are generally available to all of our employees, including participation in group life, health, dental, and vision insurance plans. In addition to these company-wide benefits, we provide our executive officers with certain additional benefits that we believe reflect market standards and are reasonable and necessary to attract and/or retain these individuals and, in the case of the financial advisory services, allow them to realize the full benefit of the other elements of compensation we provide. Our executive officers are eligible to participate in a group long term disability insurance plan and receive comprehensive financial planning services that are not generally available to our other employees.

Regulatory Considerations

Certain tax and accounting requirements may influence the design and operation of our executive compensation program.

Section 162(m)—Deductibility of Remuneration in Excess of $1 Million

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct as compensation expense for federal income tax purposes with respect to the remuneration paid to our chief executive officer and each of our three other most highly-compensated executive officers other than our chief financial officer, or the covered officers, to $1 million per individual per year. There are certain exemptions to this deduction limit on compensation paid to our covered officers, including an exemption for remuneration that qualifies as “performance-based compensation” (that is, compensation that is payable solely upon the achievement of objective performance criteria).

We structure our executive compensation program to maximize the deductibility of the remuneration paid to the covered officers to the extent that the compensation committee believes that doing so is in Cymer’s best interest. Consequently, our incentive compensation plans have been designed to permit the Committee to grant stock options and other awards which will qualify as “performance-based compensation” under Section 162(m)), and we believe that the stock options granted to our covered officers qualify under Section 162(m) as performance-based compensation. However, to maintain flexibility in compensating the covered officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. For example, because the vesting of shares of restricted stock granted under our long-term incentive plan are not subject to the achievement of specified performance objectives, our restricted stock awards granted under our long-term incentive program do not qualify as performance-based compensation and accordingly the compensation expense related to such awards to our covered officers will count toward the $1 million limit on deductibility.

While we cannot predict how the $1 million deduction limit may affect our executive compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. The committee may, in its judgment, authorize and pay non-deductible compensation when it believes that such compensation is necessary and appropriate to attract and retain key executive officers. The committee intends to continue to evaluate the effects of the compensation deduction limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with our best interests.

Section 409A—Treatment of Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy certain documentation and operational requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. We intend to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements applicable to our employees generally, so that they are either exempt from, or satisfy the requirements of,

Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they continue to be either exempt from, or compliant with, the requirements of Section 409A.

Valuation of Stock-Based Compensation

The committee takes accounting implications and rules into consideration in designing equity-based compensation plans and arrangements for our executive officers and other employees. One of the accounting requirements that directly affects employee compensation expense is the accounting treatment for stock-based compensation. The accounting for stock-based compensation requires us to record compensation expense in our statements of income for all equity awards granted to our executive officers and other employees.

COMPENSATION OF EXECUTIVE OFFICERS

The employment agreements with certain of our named executive officers provide for an annual base salary. These base salaries are reviewed by the compensation committee at least annually. The compensation committee may, at its discretion, increase the base salary but not decrease the base salary below the amount in the respective employment agreement. For further details of our executive compensation programs, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

Compensation awarded or paid to, or earned by, our chief executive officer, our chief financial officer and our other three most highly compensated executive officers, whom we refer to as our “named executive officers,” for the years ended December 31, 2009, 2008 and 2007 is included in the table below. As permitted by the SEC rules, we have not included in this table the amounts paid by us for perquisites and other personal benefits unless the aggregate amount of such compensation is equal to or greater than $10,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (Loss)(4) ($)	All Other Compensation(8) ($)	Total ($)
Robert P. Akins Chairman of the Board of Directors and Chief Executive Officer	2009 2008 2007	584,678 626,377 599,039	— — —	452,907 468,011 364,538	— 840,489 —	1,267,073 414,300 643,896	173,164 (185,277 95,747)	17,170 23,523 17,183	2,494,992 2,187,423 1,720,403

Paul B. Bowman(5) Senior Vice President, Chief Financial Officer and Secretary	2009 2008	316,481 134,135	— —	228,537 42,256	— 186,380	103,551 —	— —	— 5,963	648,569 368,734

Edward J. Brown, Jr. President and Chief Operating Officer	2009 2008 2007	453,195 485,515 463,942	— — —	339,807 351,088 278,764	— 630,321 —	813,410 161,610 415,569	— — —	18,191 32,649 9,619	1,624,603 1,661,183 1,167,894

Karen K. McGinnis(6) Vice President, Corporate Controller and Chief Accounting Officer	2009	14,423	—	—	—	2,949	—	—	17,372

Rae Ann Werner(7) Former Vice President, Corporate	2009 2008	239,424 250,962	— —	76,745 58,089	— 93,448	122,401 36,779	— —	14,885 21,044	453,455 460,322

(1)	The amounts shown represent the fair value of the PRSUs for 2009 and 2008 at the grant date based on our best estimate of the achievement of our actual financial performance as measured relative to the established peer companies’ performance, adjusted by the executive’s MBO to determine the number of shares to be issued. These PRSUs for 2009 and 2008 are subject to vesting based on a three-year performance period. Assuming the highest level of performance conditions are achieved, the maximum fair value of the PRSUs, based on the fair value per share at date of grant, that could be awarded would be as follows: Mr. Akins $2,489,851, Mr. Bowman $478,965, Mr. Brown $1,867,606 and Ms. Werner $319,904.
These amounts include RSUs for 2009 and 2007 which vest annually over a three-year period. The grant date fair values of the RSUs are calculated based on the closing price of our common stock on the date of grant, $21.76 and $44.57 per share in 2009 and 2007, respectively. These amounts exclude the effect of estimated forfeitures related to PRSUs and RSUs pursuant to FASB ASC Topic 718.
(2)	The amounts shown reflect the grant date fair value of stock options determined pursuant to FASB ASC Topic 718. These options were awarded in 2008 under our LTIP and vest annually over a four year period. No stock option grants were made to any of our named executive officers in 2007 or 2009 under our LTIP. Pursuant to FASB ASC Topic 718, the amounts shown here exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the value of these options, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2008 Annual Report on Form 10-K in the Notes to the Consolidated Financial Statements, Note 10, “Stockholder’s Equity.”
(3)	Amounts shown for 2009 include amounts paid in early 2010 as follows: for Mr. Akins, the 2H-2009 bonus of $286,957, the 2007 LTIP of $126,896, and the 3-Year bonus program of $853,220; for Mr. Bowman, the 2H-2009 bonus of $103,551; for Mr. Brown the 2H-2009 bonus of $185,355, the 2007 LTIP of $97,038, and the 3-Year bonus program of $531,017; for Ms. McGinnis, the 2H-2009 bonus, $2,949; and for Ms. Werner, the 2H-2009 bonus, $49,061, the 2007 LTIP of $15,300, and the 3-Year bonus program of $58,040.

Amounts shown for 2008 include amounts paid in early 2009 as follows: for Mr. Akins, the 2007 LTIP of $126,896 and the 3-Year bonus program of $287,404; for Mr. Brown the 2007 LTIP of $97,038 and the 3-Year bonus program of $64,572; and for Ms. Werner, the 2007 LTIP of $15,300 and the 3-Year bonus program of $21,479.

Amounts shown for 2007 include amounts paid in early 2008 under our 2007 STIP. Ms. Werner also was paid $24,684 for the 3-Year bonus program.

(4)	Amounts include the aggregate earnings in 2009 and 2007 and aggregate loss in 2008 for Mr. Akins, which are based upon investment results of participant selected phantom investment alternatives that track the actual performance of various market investments. Messrs. Brown and Bowman, and Ms. Werner and McGinnis were not participants in the nonqualified deferred compensation plan during 2009, 2008 or 2007.
(5)	Mr. Bowman serves as our chief financial officer, treasurer and secretary effective October 26, 2009. From December 19, 2008 to October 26, 2009, he served as our interim chief financial officer, treasurer and secretary. Mr. Bowman joined us as vice president of investor relations on May 19, 2008.
(6)	Effective November 30, 2009, our Board of Directors appointed Ms.McGinnis to serve as our vice president, corporate controller, and chief accounting officer.
(7)	On October 19, 2009, we entered into a separation agreement with Ms. Werner, whereby she resigned as an employee effective January 8, 2010. The separation agreement is described in the section entitled “Separation Agreement”.
(8)	See the table below for the details of all other compensation.

DETAIL OF ALL OTHER COMPENSATION

Name	Year	Matching 401(k) Contributions ($)(1)	Life Insurance Premiums ($)	Financial Planning Services ($)(2)	Disability Income Protection ($)(3)	Total ($)
Robert P. Akins	2009 2008 2007	— 5,000 5,000	1,282 1,282 1,282	13,617 14,970 8,630	2,271 2,271 2,271	17,170 23,523 17,183

Paul B. Bowman(4)	2009 2008	— 5,000	— 963	— —	— —	— 5,963

Edward J. Brown, Jr	2009 2008 2007	— 5,000 5,000	1,282 1,282 1,282	13,572 23,030 —	3,337 3,337 3,337	18,191 32,649 9,619

Karen K. Mc Ginnis(4)	2009	—	—	—	—	—

Rae Ann Werner	2009 2008 2007	— 5,000 5,000	1,074 1,074 1,027	13,811 14,970 8,630	— — —	14,885 21,044 14,657

(1)	In 2009, we suspended our Section 401(k) matching contributions for the year due to the global economic recession.
(2)	We provide our executive officers with comprehensive financial counseling services to include the following core disciplines:

•	Optimal utilization and integration of our plan benefits;

•	Capital accumulation and investment planning;

•	Short-term/retirement cash-flow planning;

•	Income tax forecasting and tax return preparation;

•	Estate planning; and

•	Life, disability and property/casualty insurance planning.

We pay 100% of these benefits. The value of these services is reported as income to the executive officer. In 2009, Mr. Bowman and Ms. McGinnis did not participate in this program.

(3)	We provide group long term disability (“LTD”) coverage to replace 50% of the executive officer’s base annual salary up to $13,000 per month. In addition, we provide executive officers who are at a senior vice president level or above with a supplemental individual disability plan. This plan may provide up to an additional 10% of income replacement while the executive officer is disabled not to exceed 60% of monthly base earnings when combined with the group LTD coverage. Amounts vary by individual and any benefit amounts that would exceed $5,000 per month are subject to individual underwriting and approval by the insurance carrier.

Benefits under the group and individual policies begin after a 90-day elimination period and continue as long as the executive officer remains disabled from performing the duties of his or her own occupation until age 65. While we pay the monthly premiums for both the group and individual policies, premiums are subsequently taxed as imputed income to the executive. Benefits received under these policies are not taxable to the executive officer. Mr. Bowman was eligible but did not participate, and Ms. McGinnis and Ms. Werner were not eligible to participate in this program.

(4)	The aggregate amount for perquisites and other personal benefits was less than $10,000 for 2009.

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table shows certain information regarding grants of plan-based awards to our named executive officers. The amounts included in the table below represent those that were granted under our LTIP during the year ended December 31, 2009. For further details of our non-equity incentive compensation programs, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)(4)	Target ($)(4)	Threshold (#)(5)	Target (#)(5)	Maximum (#)(5)
Robert P. Akins	(1)	2/5/09	—	—	7,128	17,820	35,640	—	65,144
	(2)	2/5/09	—	—	—	—	—	17,820	387,763
	(3)	8/19/09	105,242	210,484	—	—	—	—	—

Paul B. Bowman	(1)	2/5/09	—	—	3,564	8,910	17,820	—	34,655
	(2)	2/5/09	—	—	—	—	—	8,910	193,882
	(3)	8/19/09	37,978	75,955	—	—	—	—	—

Edward J. Brown, Jr.	(1)	2/5/09	—	—	5,348	13,370	26,740	—	48,876
	(2)	2/5/09	—	—	—	—	—	13,370	290,931
	(3)	8/19/09	67,980	135,959	—	—	—	—	—

Karen K. McGinnis	(3)	11/30/09	1,082	2,163	—	—	—	—	—

Rae Ann Werner	(1)	2/5/09	—	—	1,188	2,970	5,940	—	12,118
	(2)	2/5/09	—	—	—	—	—	2,970	64,627
	(3)	8/19/09	17,948	35,896	—	—	—	—	—

(1)	Amounts shown reflect PRSU awards for 2009 subject to vesting based on our performance over a three-year performance period under the LTIP. The grant date fair value reflects the probable outcome of performance conditions at the date of grant. For further details on these awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—LTIP Awards—2009.” These PRSU awards were granted from our 2005 Plan.
(2)	Amounts represent RSU awards for 2009 under the LTIP. These RSUs vest annually over a three-year period. Grant date fair value is calculated based on $21.76, the closing stock price on the date of grant.

(3)	Amounts represent the potential 2H-2009 bonus amounts earned for performance in the second half of 2009. The actual amounts earned were paid out in January 2010.
(4)	The amount of the aggregate annual awards under both the LTIP and STIP may not exceed 15% of our adjusted EBITDA annually (earnings before interest, taxes, depreciation, amortization and compensation expense attributable to stock options). If the aggregate of the awards under both plans exceeds the cap, the awards will be adjusted downward in proportion to 15% of our adjusted EBITDA.
(5)	The minimum threshold for meeting our financial targets was based on attainment of the 40th percentile ranking of actual performance as measured relative to our peer companies.

OUTSTANDING EQUITY AWARDS FOR 2009

The following table contains certain information with respect to the value of all unexercised options and unvested awards previously awarded to our named executive officers as of December 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert P. Akins	20,111	(3)	—		27.00	4/24/2011	—		—
	21,079	(3)	—		25.76	7/2/2011	—		—
	20,314	(3)	—		26.73	12/31/2011	—		—
	11,031	(3)	—		50.15	4/1/2012	—		—
	17,473	(2)	—		31.66	7/1/2012	—		—
	15,998	(2)	—		34.58	1/2/2013	—		—
	23,283	(2)	—		23.76	4/1/2013	—		—
	17,342	(2)	—		31.90	7/1/2013	—		—
	3,377	(2)	—		39.81	10/1/2013	—		—
	12,724	(2)	—		45.27	1/2/2014	—		—
	9,144	(2)	—		39.37	4/1/2014	—		—
	10,112	(2)	—		35.60	7/1/2014	—		—
	12,051	(2)	—		30.87	10/1/2014	—		—
	13,498	(2)	—		27.56	1/3/2015	23,514	(4)	902,467
	33,228		36,117	(2)	38.13	1/2/2018	40,300	(5)	1,546,714

Paul B. Bowman	7,916		12,084	(2)	29.42	5/21/2018	8,910	(4)	341,966
							10,460	(5)	401,455
Edward J. Brown, Jr.	249,998	(2)	2	(2)	33.57	9/6/2005	17,724	(4)	680,247
	24,919		27,086	(2)	38.13	1/2/2018	30,230	(5)	1,160,227

Karen K. McGinnis(7)	—		—				—		—

Rae Ann Werner(8)	8,000	(2)	—		37.00	6/8/2010	—		—
	603	(3)	—		50.15	4/1/2012	—		—
	955	(2)	—		31.66	7/1/2012	—		—
	81	(2)	—		34.58	1/2/2013
	391	(2)	—		30.97	2/5/2013
	569	(2)	1		31.90	7/1/2013
	2,995	(2)	—		39.81	10/1/2013	—		—
	2,690	(2)	—		45.27	1/2/2014	—		—
	2,121	(2)	—		39.37	4/1/2014	—		—
	2,361	(2)	—		35.60	7/1/2014	—		—
	2,208	(2)	—		30.87	10/1/2014	—		—
	318	(2)	—		27.56	1/3/2015	3,656	(4)	140,317
	3,694	(2)	4,016	(2)	38.13	1/2/2018	5,470	(5)	209,939

(1)	The expiration date of each stock option occurs ten years from the date of grant.
(2)	Stock options vest four years from the grant date.
(3)	Stock options vest one year from the grant date.
(4)	These shares represent RSUs outstanding at December 31, 2009.
(5)	These shares represent PRSUs outstanding at December 31, 2009.
(6)	The market value amount is calculated based on the closing price of our common stock of $38.38 at December 31, 2009.

(7)	Ms. McGinnis began her employment with us on November 30, 2009, and did not have any outstanding equity awards at December 31, 2009.
(8)	Ms. Werner resigned effective January 8, 2010. In accordance with the terms of her equity awards, Ms. Werner’s vested options will expire on March 9, 2010, with the exception of 3,855 options which will expire on April 8, 2010, if not exercised sooner. Ms. Werner’s RSUs under the 2007 LTIP and 2009 LTIP awards vested prior to the termination of her employment and 1,333 shares were issued to her in January 2010. The balance of the RSUs and PRSUs did not vest and have been forfeited.

OPTIONS EXERCISED AND STOCK VESTED FOR 2009

The following table shows certain information regarding our named executive officers’ stock option exercises and the realized value upon exercise and all stock awards vested and the value realized upon vesting for 2009:

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares acquired on vesting (#)	Value Realized on Vesting ($) (2)
Robert P. Akins	—	—	2,847	57,082
Paul B. Bowman	—	—	—	—
Edward J. Brown, Jr.	—	—	2,177	43,649
Karen K. McGinnis	—	—	—	—
Rae Ann Werner	25,371	82,596	343	6,877

(1)	The value realized represents the difference between the exercise price and the fair market value of the stock option at the date of exercise.
(2)	The value realized equals the fair market value of our common stock on the vesting date multiplied by the number of shares that vested.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

The following table summarizes participation and activity in the nonqualified deferred compensation plan during the year ended December 31, 2009 for our named executive officers. For further details regarding the plan see “Compensation Discussion and Analysis—Retirement, Health, and Welfare Benefits.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Gains in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert P. Akins	—	—	173,164	(508,231)	1,902,414 (2)
Paul B. Bowman(3)	—	—	—	—	—
Edward J. Brown, Jr.(3)	—	—	—	—	—
Karen K. McGinnis(3)	—	—	—	—	—
Rae Ann Werner(3)	—	—	—	—	—

(1)	Gains are based on the investment results of phantom investment alternatives selected by the individual participant that track the actual performance of various market investments. Phantom fund selections may be changed by the individual once per year.
(2)	$2,237,481 of such amount was previously reported in the Summary Compensation Table for prior years, and the remaining $244,497 represents the aggregate gains on such amounts, offset by the aggregate withdrawals/distributions.
(3)	These individuals were eligible but did not participate in the non qualified deferred compensation plan in 2009.

POTENTIAL PAYMENTS UPON QUALIFYING CHANGE IN CONTROL RELATED TERMINATIONS

We enter into employment agreements with certain of our executive officers which include change in control termination provisions. The executive officer will not be entitled to receive any severance or other benefits pursuant to the agreement if the Board of Directors, as constituted prior to the change in control, determines that the executive officer was demoted to a position not eligible for an employment agreement as of the effective date.

In the event that severance benefits are triggered, Messrs. Akins and Brown are entitled to receive the following for 24 months and Mr. Bowman is entitled to receive the following for 18 months:

•	a continuation of his monthly base compensation as well as monthly payments equivalent to 1/36 of the aggregate amounts of his or her bonus amounts for the prior three years; and

•	a continuation of medical benefits.

Additionally, in the event that severance benefits are triggered, the eligible individuals will also receive the following benefits:

•

a percentage of the cash bonus, excluding the 2007 LTIP, that would otherwise be payable for the year of termination based on the number of days during the year in which the individual was employed by us;

•	the unvested portion of any cash bonus accrued for the officer under the 2007 LTIP shall vest and become payable in full in a lump sum; and

•	accelerated vesting of all unvested stock options and other equity awards.

A “change in control” means:

•	the acquisition by a person or entity of 50% of voting power of our outstanding securities;

•

a change in the composition of the Board of Directors within a two-year period as a result of which fewer than a majority of the directors are persons who were either our directors on the date of the respective agreement or who were elected or nominated by a majority of such persons; or

•	a merger resulting in a 50% or greater change in voting power of our outstanding securities.

In the event of a qualifying termination of employment in connection with a change in control, certain of our named executive officers included in our Summary Compensation Table are entitled to receive the following benefits assuming the triggering event took place on December 31, 2009.

Name	Term of Payout in Months	Base Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Equity Awards ($)(3)	Benefits ($)(4)	Total ($)
Robert P. Akins	24	2,804,184	126,896	783,973	11,773	3,726,826
Paul B. Bowman	18	576,774	—	244,900	18,878	840,552
Edward J. Brown, Jr.	24	1,899,048	97,038	589,430	35,908	2,621,424
Rae Ann Werner(5)	—	—	—	—	—	—
Karen K. McGinnis(6)	—	—	—	—	—	—

(1)	Amounts include the continuation of monthly base compensation as well as monthly payments equivalent to 1/36 of the aggregate bonus amounts for the prior three years.
(2)	Amounts include the unvested portion of the bonus accrued under the 2007 LTIP which would vest and become payable in full in a lump sum.

(3)	The unvested portion of equity awards would vest and become exercisable in full. Amounts include stock-based compensation expense that would be recognized for financial accounting purposes using the straight-line method in accordance with the accounting treatment for stock –based compensation. Pursuant to SEC rules, the amounts shown here exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Amounts include continuation of premium payments under COBRA assuming election of continuing health insurance benefits for the executive and his/her qualified beneficiaries for a maximum of 18 months and an additional 6 months of Cal-COBRA medical insurance coverage for Messrs. Akins and Brown.
(5)	Ms. Werner’s amended and restated employment agreement contained a change in control agreement which was superseded and terminated pursuant to a separation agreement Ms. Werner entered with us on October 19, 2009.
(6)	Ms. McGinnis began her employment with us on November 30, 2009.

POTENTIAL PAYMENTS UPON QUALIFYING RETIREMENT TERMINATIONS

We have a retirement program for executive officers that provides for payments upon qualifying retirement terminations. To be eligible for the program, the executive officer must have been an executive officer for at least five consecutive years of full-time service and must have either had (i) at least 10 consecutive years of full-time service with us and be at least 55 years old, or (ii) at least 15 consecutive years of full-time service with us and be at least 50 years old. To receive the benefits of the program, a retiring executive officer must complete an approved succession planning process and enter into a release and waiver of claims and consulting agreement with us. The executive must also either relinquish all stock options granted to him or her within one year of termination, or have an individual employment agreement with us that would provide for acceleration of vesting of all stock options in connection with such termination. Additionally, the program requires the executive officer to provide us with four years of consulting services in return for $1,000 per month in payment for those services, continued vesting during the term of the consulting agreement of eligible cash bonuses under the 3-Year Bonus Program and the 2007 LTIP continued vesting in his or her retained stock options and other equity awards during the term of the consulting agreement, and an extended period to exercise options after retirement. The program also provides the executive officer with specific health insurance continuation benefits for a period of 12 months, and following such period the health benefits may be continued at the executive officer’s own expense. Additionally, at the executive officer’s own expense, he or she may also continue to receive the financial advisory services previously paid by us. One former executive participated in the health insurance continuation benefits portion of the program in 2009.

The only executive officer named in the Summary Compensation Table who is currently eligible for this program is our chief executive officer, Mr. Akins. No other executive officer named in the Summary Compensation Table will be eligible for this program until 2015 when our president and chief operating officer, Mr. Brown becomes eligible, assuming the eligibility criteria of our officer retirement program does not change and he meets these criteria.

Our retirement program for executive officers that would provide for the following potential payments upon qualifying retirement terminations of the named executive officers included in our Summary Compensation Table, provided that such qualifying termination event took place on December 31, 2009.

Name	Term of Consulting Agreement	Consulting Services ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Equity Awards ($)(3)	Benefits ($)(4)	Total ($)
Robert P. Akins	4 years	48,000	126,896	783,973	5,887	964,756
Paul B. Bowman(5)	—	—	—	—	—	—
Edward J. Brown, Jr.(5)	—	—	—	—	—	—
Karen K. McGinnis(5)	—	—	—	—	—	—
Rae Ann Werner(5)	—	—	—	—	—	—

(1)	Amount includes consulting services paid at a rate of $1,000 per month.
(2)	Amount includes the unvested portion of the bonus accrued under the 3-Year Bonus Program and the 2007 LTIP Program.
(3)	Amount includes the unvested portion of equity awards which would vest and become exercisable in full. Amount also includes stock-based compensation expense that would be recognized for financial accounting purposes using the straight-line method in accordance with the accounting treatment for stock-based compensation. Pursuant to SEC rules, the amounts shown here exclude the effect of estimated forfeitures related to service-based vesting conditions.
(4)	Amount includes continuation of premium payments under our Group Health Plan, for the executive and his qualified beneficiaries for 12 months.
(5)	These named executive officers did not meet the minimum service requirements for benefits under the officer retirement program as of December 31, 2009.

COMPENSATION POLICES AND PRACTICES AS THEY RELATE TO THE COMPANY’S RISK MANAGEMENT

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on the company.

SEPARATION AGREEMENT

On October 19, 2009, we entered into a separation agreement with Ms. Werner, which sets forth the terms of her resignation and the transition of her duties and responsibilities. We accepted Ms. Werner’s resignation effective January 8, 2010 (the “separation date”). This agreement supersedes and extinguishes the Amended and Restated Employment Agreement between Ms. Werner and us that was entered into effective November 6, 2008.

Per Ms. Werner’s separation agreement, as of the separation date, bonus payments due her were the final payment under the 3-year bonus program, the second payment under the 2007 LTIP, and the bonus payment from the 2H-2009 plan, less any required deductions. All stock options and all restricted stock units previously granted to Ms. Werner ceased to vest effective on the separation date. Her right to exercise any vested option shares is governed by the relevant plan documents and stock option agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2009, the compensation committee consisted of five independent directors. Messrs. Young K. Sohn, Edward H. Braun, Jon D. Tompkins and Dr. William G. Oldham served on the compensation committee for the entire year and Mr. Eric M. Ruttenberg has served since November 19, 2009. None of these directors have ever been an officer or employee of us or our subsidiaries, or had any relationships requiring disclosure under this caption.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our audit committee charter, our audit committee is responsible for reviewing and approving all related party transactions. Our audit committee reviews and approves all related party transactions on a quarterly basis. In addition, our Board of Directors determines annually whether any related party relationships exist among the directors which would interfere with the independent judgment of individual directors in carrying out his responsibilities as director. No related party transactions have occurred to date with the exception of our former joint venture with Carl Zeiss SMT AG and Carl Zeiss Laser Optics Beteiligungsgesellschaft mbHeiss (collectively referred to as “Zeiss”). We purchase parts directly from Zeiss, and we sell our products to them periodically. Associated with these transactions, we recorded revenue of $869,000 for the year ended December 31, 2009. At December 31, 2009, we had an accounts receivable balance of $732,000 and an accounts payable balance of $9.3 million, all of which were associated with these related transactions with Zeiss.

On January 14, 2010, we entered into a memorandum of understanding with Zeiss and TCZ. We acquired Zeiss’ forty percent interest in TCZ for approximately $2.3 million cash to be paid in full no later than September 30, 2010, providing us full ownership in TCZ.

Indemnification Agreements

We have entered into indemnification agreements with our executive officers and directors which contain provisions that may require us, among other things, to indemnify those officers and directors against liabilities that may arise by reason of their service as officers or directors. The agreements also require us to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified.

Code of Conduct

Our Board of Directors has adopted the Cymer, Inc. Code of Conduct and Corporate Governance that applies to all officers, directors and employees. The Code of Conduct and Corporate Governance is available on our website at http://www.cymer.com under Investor Relations—Corporate Governance. If we make any substantive amendments to the Code of Conduct and Corporate Governance or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

COMPENSATION COMMITTEE REPORT(1)

The compensation committee has reviewed and discussed the information contained under the caption “Executive Compensation—Compensation Discussion and Analysis” (the “CD&A”) for the year ended December 31, 2009 with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Edward H. Braun, Chairman William G. Oldham Eric M. Ruttenberg Young K. Sohn Jon D. Tompkins

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and without regard to any general incorporation language contained in such filing.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(3)
Equity compensation plans approved by security holders(1)	1,968,989	$33.26	2,082,828
Equity compensation plans not approved by security holders(2)	558,186	$34.59	—

	2,527,175	$33.56	2,082,828

(1)	Includes the 1996 Plan and the 2005 Plan.
(2)	Consists solely of the 2000 Equity Incentive Plan (“2000 Plan”). The exercise price of the options granted under the 2000 Plan was equal to the quoted market value of the common stock at the date of grant. Options issued under the 2000 Plan expire ten years after the options are granted and generally vest and become exercisable ratably over a four year period following the date of grant. The plan was terminated in May 2005 upon the approval of our 2005 Plan.
(3)	Includes 280,138 shares reserved for issuance under the 1996 Employee Stock Purchase Plan.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010, and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since 2000. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required under our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of us and our stockholders.

The number of votes cast “FOR” Proposal 2 must exceed the number of votes cast “AGAINST” Proposal 2 to ratify the selection of KPMG LLP. Abstentions and broker non-votes will not be counted towards the vote total in determining whether this proposal has been approved.

Independent Registered Public Accounting Firm Fees

The following table represents aggregate fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal years ended December 31, 2009 and 2008, and fees billed for other services rendered by KPMG LLP. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2009	2008
Audit fees(1)	$1,228,416	$1,547,888
Audit related fees	—	—
Tax fees(2)	11,524	27,940
All other fees(3)	1,595	6,985

Total fees	$1,241,535	$1,582,813

(1)	Audit Fees consist of fees billed for the audit of our consolidated annual financial statements, the reviews of our interim consolidated financial statements and required statutory audits for certain of our subsidiaries.
(2)	Tax Fees consist of the aggregate fees billed by KPMG LLP for international tax consulting services.
(3)	All Other Fees for the fiscal years ended December 31, 2009 and 2008 consist of fees billed for KPMG LLP sponsored seminars.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other fees up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. All of the independent audit fees were pre-approved by the audit committee and no services were performed other than by KPMG permanent full time employees. The chairman of the audit committee has been delegated the authority to grant pre-approval under the pre-approval policy. Any approval by the chairman under this authority is reported to the audit committee at its next regular meeting.

The audit committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(2)

The audit committee of the Board of Directors is comprised of three independent directors, as defined in Nasdaq Market Rule 4200(a)(15) and SEC Rule 10A-3, and operates under a written charter adopted by the board. The members of the committee are Messrs. Charles J. Abbe, Michael R. Gaulke and Peter J. Simone. The Board of Directors determined that Messrs. Charles J. Abbe, Michael R. Gaulke and Peter J. Simone, as defined by SEC rules, are audit committee financial experts. The committee is charged with the oversight of the integrity of our consolidated financial statements, including the review of the quarterly financial statements and disclosures contained in our Quarterly Report on Form 10-Q and annual financial statements and disclosures contained in our Annual Report on Form 10-K as filed with the SEC; the appointment, compensation, qualifications, independence and work of our independent registered public accounting firm; and the performance of our internal audit function. In addition, the committee has reviewed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and corporate governance listing standards of Nasdaq as they relate to audit committee policies.

Management is responsible for our internal controls over financial reporting, disclosure controls and procedures and preparing our consolidated financial statements. We have a full-time internal audit department that reports directly to the audit committee and reports administratively to management. The responsibility of this department is to objectively review and evaluate the adequacy, effectiveness and quality of our system of internal controls. The audit committee reviews and approves the internal audit plan annually and receives periodic updates on internal audit activities, including the status of the Section 404 internal controls over financial reporting requirements, which are discussed in meetings held with management at least quarterly throughout the year. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The committee’s responsibility is to monitor, evaluate and oversee these processes. The independent registered public accounting firm understands that it is accountable to the committee, not our management.

In this context, the audit committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, including whether any off-balance sheet financing transactions or any transactions with related parties existed. The committee discussed with our independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 114, “The Auditor’s Communication With Those Charged with Governance.”

The audit committee reviewed and discussed with our independent registered public accounting firm matters related to their independence including a review of audit and non-audit fees and the written disclosures in the letter from KPMG LLP to the committee required by the Public Company Accounting Oversight Board’s Independence Rule 3526 regarding the independent registered public accounting firm’s communication with the audit committee concerning independence.

Based on the audit committee’s discussions with management and our independent registered public accounting firm and the committee’s review of the representation of management and the report of our independent registered public accounting firm to the committee, the committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission on February 26, 2010.

Audit Committee

Charles J. Abbe, Chairman

Michael R. Gaulke

Peter J. Simone

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or 1934 Act whether made before or after the date hereof and without regard to any general incorporation language contained in such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 5, 2010 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Owner	Beneficial Ownership(1) Number of Shares and Nature of Ownership(2)	Percent of Total
5% Stockholders
FMR LLC	3,762,086	12.5%
82 Devonshire Street
Boston, MA 02109
Blackrock, Inc.	2,187,750	7.3%
10 East 52nd Street
New York, NY 10222
Tinicum Lantern II LLC	2,005,203	6.7%
800 Third Avenue, 40th Floor
New York, NY 10022
T. Rowe Price Associates, Inc. (3)	1,891,450	6.3%
100 E. Pratt Street
Baltimore, MD 21202
Officers and Directors
Charles J. Abbe	48,237	*
Robert P. Akins	281,241	*
Edward H. Braun	31,237	*
Michael R. Gaulke	68,637	*
William G. Oldham	33,963	*
Peter J. Simone	23,730	*
Eric M. Ruttenberg(4)	2,005,203	6.7%
Young K. Sohn	34,987	*
Jon D. Tompkins	39,866	*
Paul B. Bowman	11,746	*
Edward J. Brown, Jr.	286,631	*
Karen K. McGinnis	—	*
Rae Ann Werner	14,706	*
All executive officers and directors as a group (13 persons)	2,880,184	9.4%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13F and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,032,993 shares outstanding on March 5, 2010, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage of ownership of such person but are not treated as outstanding for computing the percentage of any other person.

(2)	Includes the following number of shares issuable upon exercise of options exercisable as of, or that will have become exercisable within 60 days of, March 5, 2010: Mr. Abbe, 34,400 shares; Mr. Akins, 247,988 shares; Mr. Braun, 18,400 shares; Mr. Gaulke, 55,800 shares; Dr. Oldham, 22,000 shares; Mr. Ruttenberg, no shares, Mr. Simone, 15,400 shares; Mr. Sohn, 21,550 shares; Mr. Tompkins, 30,800 shares; Mr. Bowman, 9,583 shares; Mr. Brown, 280,334 shares; Ms. McGinnis no shares; Ms. Werner, 14,706 shares; and all executive officers and directors as a group 750,961 shares. Shares for Ms. Werner will expire on April 8, 2010, since she is no longer employed by us.
(3)	The amended Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 12, 2010 indicates that these securities are owned by various individual and institutional investors for whom T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the 1934 Act, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Mr. Ruttenberg disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Paul B. Bowman Secretary

April 9, 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, is being provided to stockholders with this Proxy Statement with the list of exhibits attached. Exhibits to our Annual Report on Form 10-K are available for a charge equal to our reasonable expenses incurred in furnishing such exhibits upon written request to: Corporate Secretary, Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127.

A number of brokers with account holders who are Cymer stockholders will be “householding” our proxy materials. As a consequence, a single Proxy Statement or Notice of Internet Availability of Proxy Materials will be delivered to the address of such stockholders unless they have provided contrary instructions to their brokers. If you have received notice from your broker that it will be householding communications to you, householding will continue until you revoke your consent or are notified that this procedure will be discontinued. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report and Notice of Internet Availability of Proxy Materials, please notify your broker or contact Investor Relations at Cymer, Inc., at (858) 385-6097 or in writing to Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127.

Stockholders who currently receive multiple copies of the Proxy Statement or Notice of Internet Availability of Proxy Materials at their address and would like to request householding should contact their brokers.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement/Annual Report on Form 10-K are available at www.proxyvote.com.

M23269-P91839

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 20, 2010.

The stockholder(s) hereby appoint(s) Robert P. Akins, Edward J. Brown, Jr., and Paul B. Bowman, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cymer, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on May 20, 2010, at Cymer’s offices, 17075 Thornmint Court, San Diego, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CYMER, INC. 17075 THORNMINT COURT SAN DIEGO, CA 92127

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cymer, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2010. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M23268-P91839	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CYMER, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees.
Vote on Directors		0	0	0
1.	Election of nine nominees listed below to serve as directors until the 2011 Annual Meeting of Stockholders.
Nominees:
01) Charles J. Abbe 02) Robert P. Akins 03) Edward H. Braun 04) Michael R. Gaulke 05) William G. Oldham		06) Eric M. Ruttenberg 07) Peter J. Simone 08) Young K. Sohn 09) Jon D. Tompkins
Vote on Proposals
The Board of Directors recommends a vote FOR Proposal 2.						For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.					0	0	0
3.	Conducting any other business properly brought before the meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.				0

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

		0 Yes	0 No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature [Joint Owners]	Date